Exhibit 3.2

CERTIFICATE OF CORRECTION

TO THE

CERTIFICATE OF DESIGNATION

OF LIME ENERGY CO.

(Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware)

Lime Energy Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), and acting pursuant to Section 103(f) thereof, does hereby certify:

1.              The name of the corporation is Lime Energy Co.

2. A Certificate of Designation was filed with the Secretary of State of the State of Delaware on September 23rd, 2013 which contains an inaccurate record of the corporate action taken therein, and said Certificate of Designation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is as follows: the words “Convertible Preferred Non-Voting Stock,” contained in the seventh line of the introductory paragraph should be deleted and replaced with the words “Series A Preferred Stock.”

4. The introductory paragraph is corrected to read as follows:

“The undersigned, Chief Financial Officer of Lime Energy Co., a Delaware corporation (the “Corporation”), hereby certifies that pursuant to authority granted to and vested in the Board of Directors (the “Board of Directors”) of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors has designated a series of preferred stock, par value $.01 per share, of the Corporation (the “Preferred Stock”) and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of Series A Preferred Stock, and the qualifications, limitations or restrictions thereof as follows:”

5. All other provisions of the Certificate of Designation remain unchanged.

Lime Energy Co. has caused this Certificate of Correction to the Certificate of Designation of Lime Energy Co. to be signed by Jeffrey Mistarz, its authorized officer, this 12th day of May, 2014.

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz, Chief Financial Officer